                                                                EXHIBIT 11
                                                                Page 1 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                            Three Months Ended           Six Months Ended
                                                 June 30,                    June 30,
                                         ----------------------     -----------------------
                                           1995          1994          1995          1994
                                         ---------     --------     ----------    ---------
INCOME DATA:

  Net income                             $  75,456     $ 18,937      $  92,454     $ 42,656
  Preferred stock dividends                 (3,953)      (3,953)        (7,906)      (7,906)
                                        ---------     --------      ---------    --------
  Net income applicable to
    common shares                       $  71,503     $ 14,984      $  84,548    $ 34,750
                                        =========     ========      =========    ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares            96,519      96,310         96,497      96,274
  Equivalent common shares from
    stock options                              178         129            114         197
                                         ---------    --------       --------    --------

  Common and common equivalent shares       96,697      96,439         96,611      96,471
                                         =========    ========       ========    ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                    $    0.74    $   0.16       $   0.88    $   0.36
                                         =========    ========       ========    ========

                                                                EXHIBIT 11
                                                                Page 2 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                            Three Months Ended          Six Months Ended
                                                 June 30,                   June 30,
                                         ----------------------     ----------------------
                                            1995         1994          1995         1994
                                         ---------     --------     ---------    ---------
INCOME DATA:

  Net income applicable to
    common shares                        $  75,456     $ 18,937     $  92,454     $ 42,656
                                         =========     ========     =========     ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares            96,519       96,310        96,497       96,274
  Equivalent common shares from
    stock options                              178          129           153          197
  Equivalent common shares from
    conversion of preferred stock            7,899        7,899         7,899        7,899
                                         ---------     --------     ---------     --------
  Common and common equivalent shares      104,596      104,338       104,549      104,370
                                         =========     ========     =========     ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                    $    0.72     $   0.18     $    0.88     $   0.41
                                         =========     ========     =========     ========